Exhibit 3.6

TRUE ENERGY TRUST

Notice of
Annual Meeting of Unitholders

to be held on April 24, 2006

The annual meeting (the “Meeting”) of the unitholders of True Energy Trust will be held in the Strand/Tivoli Room at the Metropolitan Conference Center, 333 - 4th Avenue S.W., Calgary, Alberta on Monday, April 24, 2006 at 3:00 p.m. (Calgary time) to:

1.             receive and consider our consolidated financial statements for the year ended December 31, 2005, together with the report of the auditors thereon;

2.             fix the number of directors of True Energy Inc. (“True”) to be elected at the Meeting at seven (7) members;

3.             elect directors of True;

4.             appoint our auditors and to authorize the directors to fix their remuneration as such; and

5.             transact such other business as may properly be brought before the Meeting or any adjournment thereof.

The specific details of the matters proposed to be put before the Meeting are set forth in the information circular - proxy statement accompanying this notice.

If you are unable to attend the Meeting in person we request that you date and sign the enclosed form of proxy and mail it to or deposit it with Computershare Trust Company of Canada, Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1. In order to be valid and acted upon at the Meeting, forms of proxy must be received at the aforesaid address not less than 48 hours before the time for holding the Meeting or any adjournment thereof.

Only unitholders of record at the close of business on March 22, 2006 will be entitled to vote at the Meeting even though the unitholder has since that time disposed of his or her units, and no unitholder becoming such after that time will be entitled to vote at the Meeting.

DATED at Calgary, Alberta this 21st day of March, 2006.

BY ORDER OF THE BOARD OF DIRECTORS OF TRUE ENERGY INC.

(signed) “Paul R. Baay”
President and Chief Executive Officer

TRUE ENERGY TRUST

INFORMATION CIRCULAR – PROXY STATEMENT

Annual Meeting of Unitholders
to be held on Monday, April 24, 2006

PROXIES

Solicitation of Proxies

This information circular (the “Information Circular”) is furnished in connection with the solicitation of proxies by the management of True Energy Trust (the “Trust”) for use at the Annual Meeting of holders (“Unitholders”) of trust units (“Trust Units”) of the Trust to be held on Monday, April 24, 2006 at 3:00 p.m. Calgary time, in the Strand/ Tivoli Room at the Metropolitan Conference Centre, at 333 - 4th Avenue S.W., Calgary, Alberta, (the “Meeting”) and at any adjournment(s) thereof, for the purposes set forth in the Notice of Meeting accompanying this Information Circular.

The Trust has outstanding two types of securities that entitle holders to vote generally at meetings of Unitholders, being Trust Units and Special Voting Rights (“Special Voting Rights”). A Special Voting Right was issued to Computershare Trust Company of Canada (the “Trustee”), as trustee under a voting and exchange trust agreement, for the benefit of holders of exchangeable shares (“Exchangeable Shares”) issued by the Trusts wholly-owned subsidiary, True Energy Inc. (formerly TKE Energy Inc.) (“True” or the “Corporation”) in connection with a plan of arrangement that was completed on November 2, 2004 involving TUSK Energy Inc., TUSK Energy (AB Production) Inc., TUSK Energy (SK Production) Inc., TUSK Energy Corporation, TUSK AcquisitionCo Inc. and the Trust. The Trust Units and the Special Voting Right vote together as a single class on all matters. Each Trust Unit outstanding on the Record Date (as defined below) is entitled to one vote. The Special Voting Right that is outstanding is entitled to such number of votes as is equal to the number of Trust Units issuable upon the redemption, retraction or exchange of all Exchangeable Shares outstanding on the Record Date (as defined below). The Trustee is required to vote the Special Voting Right in the manner that holders of Exchangeable Shares instruct, and to abstain from voting on the Exchangeable Shares for which the Trustee does not receive instructions. The procedures for holders of Exchangeable Shares to instruct the Trustee in respect of voting at the Meeting are explained in the “Voting Direction for Holders of Exchangeable Shares of True Energy Trust” (the “Voting Direction”) that has been provided to holders of Exchangeable Shares together with this Information Circular. See also the discussion under “Voting by Holders of Exchangeable Shares” contained in this Information Circular.

Forms of Proxy must be received by Computershare Trust Company of Canada, Attention: Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2Y1, not less than 48 hours before the time for the holding of the Meeting or any adjournment thereof. The Trustee has fixed the record date for the Meeting as the close of business on March 22, 2006 (the “Record Date”). Only Unitholders of record as at that date are entitled to receive notice of the Meeting. A Unitholder of record will be entitled to vote those Trust Units included in the list of Unitholders entitled to vote at the Meeting prepared as at the Record Date even though the Unitholder has since that time disposed of his or her Trust Units. No Unitholder who became a Unitholder after the Record Date shall be entitled to vote at the Meeting.

The instrument appointing a proxy shall be in writing and shall be executed by the Unitholder or his attorney authorized in writing or, if the Unitholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized.

The persons named in the enclosed Form of Proxy are directors and officers of the Corporation. Each Unitholder has the right to appoint a proxyholder other than the persons designated in the Form of Proxy, who need not be a Unitholder, to attend and to act for the Unitholder and on behalf of the Unitholder at the Meeting. To exercise such right, the names of the nominees of management should be crossed out and the name of the Unitholder’s appointee should be legibly printed in the blank space provided.

Notice to Beneficial Holders of Trust Units

The information set forth in this section is of significant importance to many Unitholders, as a substantial number of the Unitholders do not hold Trust Units in their own names. Unitholders who do not hold their Trust Units in their own names (“Beneficial Unitholders”) should note that only proxies deposited by Unitholders whose names appear on the records of the Trust as the registered holders of Trust Units can be recognized and acted upon at the Meeting. If Trust Units are listed in an account statement provided to a Unitholder by a broker, then in almost all cases those Trust Units will not be registered in the Unitholder’s name on the records of the Trust. Such Trust Units will more likely be registered under the name of the Unitholder’s broker or an agent of that broker. In Canada, the vast majority of such Trust Units are registered under the name of CDS & Co. (the registration name for The Canadian Depositary for Securities Limited, which acts as nominees for many Canadian brokerage firms). Trust Units held by brokers or their nominees can only be voted (for or against resolutions) upon the instructions of the Beneficial Unitholder. Without specific instructions, the broker/nominees are prohibited from voting Trust Units for their clients. The Trust does not know for whose benefit the Trust Units registered in the name of CDS & Co. are held. Therefore, Beneficial Unitholders cannot be recognized at the Meeting for the purposes of voting the Trust Units in person or by way of proxy except as set forth below.

Applicable regulatory policy requires intermediaries/brokers to seek voting instructions from Beneficial Unitholders in advance of Unitholders’ meetings. Every intermediary/broker has its own mailing procedures and provides its own return instructions, which should be carefully followed by Beneficial Unitholders in order to ensure that their Trust Units are voted at the Meeting. Often, the form of proxy supplied to a Beneficial Unitholder by its broker is identical to the form of proxy provided to registered Unitholders; however, its purpose is limited to instructing the registered Unitholder how to vote on behalf of the Beneficial Unitholder. The majority of brokers now delegate responsibility for obtaining instructions from clients to ADP Investor Communication Services (“ADP”) in the United States and Canada. ADP typically applies a special sticker to proxy forms, mails those forms to the Beneficial Unitholders and requests the Beneficial Unitholders to return the proxy forms to ADP. ADP then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of Trust Units to be represented at the Meeting. A Beneficial Unitholder receiving a proxy from ADP cannot use that proxy to vote Trust Units directly at the Meeting as the proxy must be returned as directed by ADP well in advance of the Meeting in order to have the Trust Units voted.

The foregoing discussion similarly applies to holders of Exchangeable Shares who do not hold their Exchangeable Shares in their own name. Only holders of Exchangeable Shares whose names appear on the records of the Corporation as the registered holders of Exchangeable Shares are entitled to instruct the Trustee as to how to exercise voting rights in respect of their Exchangeable Shares at the Meeting.

Revocability of Proxy

A Unitholder who has submitted a proxy may revoke it at any time prior to the exercise thereof. If a person who has given a proxy attends in person at the Meeting at which such proxy is to be voted, such person may revoke the proxy and vote in person. In addition to revocation in any other manner permitted by law, a proxy may be revoked by instrument in writing executed by the Unitholder or his attorney authorized in writing or, if the Unitholder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized and deposited either at the head office of the Corporation at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, at which the proxy is to be used, or with the Chairman of the Meeting on the day of the Meeting, or any adjournment thereof, and upon either of such deposits, the proxy is revoked.

A holder of Exchangeable Shares who has submitted a Voting Direction may revoke it at any time prior to the Meeting. In addition to revocation in any other manner permitted by law, a Voting Direction may be revoked by instrument in writing executed by the holder of Exchangeable Shares or his attorney authorized in writing or, if the holder is a corporation, under its corporate seal or by an officer or attorney thereof duly authorized and deposited at the office of the Trustee at any time up to and including the last business day preceding the day of the Meeting, or any adjournment thereof, at which the Voting Direction is to be acted upon, or with a representative of the Trustee in attendance at the Meeting on the day of the Meeting or any adjournment thereof, and upon either of such deposits, the Voting Direction is revoked.

Persons Making the Solicitation

The solicitation is made on behalf of management of the Corporation, on behalf of the Trust. The costs incurred in the preparation and mailing of this Information Circular and related materials will be borne by the Trust. In addition to solicitation by mail, proxies may be solicited by personal interviews, telephone or other means of communication and by directors, officers and employees of the Corporation, who will not be specifically remunerated therefor.

Exercise of Discretion by Proxy

The Trust Units represented by proxy in favour of management nominees shall be voted on any ballot at the Meeting and, where the Unitholder specifies a choice with respect to any matter to be acted upon, the Trust Units shall be voted on any ballot in accordance with the specification so made.

In the absence of such specification, the Trust Units will be voted in favour of the matters to be acted upon. The persons appointed under the Form of Proxy furnished by the Trust are conferred with discretionary authority with respect to amendments to or variations of those matters specified in the Form of Proxy and Notice of Annual Meeting. At the time of printing this Information Circular, management of the Trust knows of no such amendment, variation or other matter.

Voting by Holders of Exchangeable Shares

The Trustee holds one Special Voting Right of the Trust. The Special Voting Right is entitled to a number of votes at the Meeting equal to the number of Trust Units issuable upon the redemption, retraction or exchange of all Exchangeable Shares outstanding as at the Record Date. Each holder of Exchangeable Shares is entitled to give the Trustee voting instructions for a number of votes equal to the number of Trust Units issuable upon the redemption, retraction or exchange of the Exchangeable Shares held by such holder on the Record Date. A Voting Direction is the means by which a holder of Exchangeable Shares may authorize the voting of his or her voting rights at the Meeting. The Trustee will exercise each vote only as directed by the relevant holder on the Voting Direction. In the absence of instructions from a holder as to voting, the Trustee will not exercise those votes. A holder of Exchangeable Shares may also instruct the Trustee to give him or her a proxy entitling him or her or a designee of the holder to vote personally the relevant number of votes or to grant to management of the Trust a proxy to vote those votes.

VOTING TRUST UNITS AND PRINCIPAL HOLDERS THEREOF

The Trust is an open-end unincorporated investment trust governed by the laws of the Province of Alberta and created pursuant to a trust indenture dated as of September 27, 2004, as amended, among the Trustee, the settlor of the Trust and True Energy Inc. (“the Trust Indenture”). Pursuant to the Trust Indenture and an administration agreement dated September 27, 2004 between True Energy Inc., as successor to TUSK AcquisitionCo Inc., and the Trustee, the Corporation has been delegated certain matters in respect of the management and administration of the Trust.

The Trust is authorized to issue an unlimited number of Trust Units. As at March 21, 2006, 36,395,531 Trust Units were issued and outstanding. As at March 21, 2006, one Special Voting Right had been issued to the Trustee. The Special Voting Right is entitled to one vote for each Trust Unit issuable upon the redemption, retraction or exchange of all Exchangeable Shares outstanding at the Record Date. As at March 21, 2006, there were 561,102 Exchangeable Shares issued and outstanding exchangeable into 337,480 Trust Units. At the Meeting, upon a show of hands, every Unitholder present in person or represented by proxy and entitled to vote shall have one vote. On a poll or ballot, every Unitholder present in person or by proxy has one vote for each Trust Unit of which such Unitholder is the registered holder. All votes on special resolutions are by a ballot and no demand for a ballot is necessary.

When any Trust Unit is held jointly by several persons, any one of them may vote at the Meeting in person or by proxy in respect of such Trust Unit, but if more than one of them are present at the Meeting in person or by proxy and such joint owners of the proxy so present disagree as to any vote to be cast, the joint owner present or represented whose name appears first in the register of Unitholders maintained by the Trustee is entitled to cast such vote.

To the best of the knowledge of the directors of the Corporation, there is no person or corporation that beneficially owns, directly or indirectly, or exercises control or direction over Trust Units carrying more than 10% of the voting rights attached to the issued and outstanding Trust Units that may be voted at the Meeting.

The percentage of Trust Units of the Trust that are owned, directly or indirectly, by all directors and officers of the Corporation, as a group, is 6% (2,079,551 Trust Units). The percentage of Exchangeable Shares that are owned, directly or indirectly, by all directors and officers of the Corporation as a group is 22% (125,580 Exchangeable Shares). Based upon the exchange ratio of 0.60146 in effect on March 21, 2006, directors and officers of the Corporation, as a group, owned, directly or indirectly, securities equivalent to 2,155,082 Trust Units or 6% of the aggregate votes entitled to be cast at the Meeting.

QUORUM FOR THE MEETING

At the Meeting, a quorum shall consist of two or more persons either present in person or represented by proxy and representing in the aggregate not less than 5% of the votes attached to all outstanding Trust Units. For the purposes of determining such quorum, the holders of any issued Special Voting Rights who are present in person or represented by proxy at the meeting shall be regarded as representing outstanding Trust Units equivalent in number to the votes attached to such Special Voting Rights. If a quorum is not present at the appointed place on the date for which the Meeting is called within 30 minutes after the time fixed for the holding of the Meeting, the Meeting, if convened on the requisition of Unitholders, shall be dissolved, but in any other case it shall stand adjourned to such day being not less than 14 days later and to such place and time as may be determined by the Chairman of the Meeting. At such adjourned meeting, the Unitholders and holders of Special Voting Rights present either in person or by proxy shall form a quorum, and any business may be brought before or dealt with at such adjourned meeting which might have been brought before or dealt with at the original Meeting in accordance with the Notice of Meeting calling same.

MATTERS TO BE ACTED UPON AT THE MEETING

Election of Directors

At the Meeting, unitholders will be asked to fix the number of directors of True to be elected at the Meeting at 7 members and to elect 7 directors to hold office until the next annual meeting or until their successors are elected or appointed. There are currently 7 directors of True, each of whom retire from office at the Meeting.

Management is soliciting proxies, in the accompanying form of proxy, in favour of an ordinary resolution fixing the number of directors to be elected at the Meeting at 7 members, and in favour of the election as directors of the 7 nominees set forth below:

Paul R. Baay

W.C. (Mickey) Dunn
Norman W. Holton
Murray B. Todd
Raymond G. Smith
John H. Cuthbertson
Garth Wiggins

The names and municipalities of residence of all of the persons nominated for election as directors, their principal occupations for the past five years, the year in which they became directors of True and the approximate number of Trust Units and Exchangeable Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, by each of them, is set forth below:

Name and Municipality of Residence	Principal Occupation	Director Since	Number of Trust Units Beneficially Owned, Controlled or Directed(9)

Paul R. Baay(6) Calgary, Alberta	President and Chief Executive Officer of True since its formation on August 31, 2000	August 31, 2000	433,117	(8)

W.C. (Mickey) Dunn(1)(3)(6) Edmonton, Alberta	Chairman of True Energy Trust, Director of Precision Drilling Trust, Director of Vero Energy Inc., Director of Rentcash Inc., previously President and Chief Executive Officer of Cardium Service and Supply Ltd., Cardium Tool Services Inc. and Colorado Silica Sand Inc.	August 31, 2000	407,588

Norman W. Holton(2)(3)(7) Calgary, Alberta	Chairman and Chief Executive Officer of TUSK Energy Corporation since November 2, 2005; Chairman of TUSK Energy Corporation and Chairman and Chief Executive Officer of TKE Energy Trust from November 2, 2004 to November 2, 2005; prior thereto President and Chief Executive Officer of TUSK Energy Inc. since 1987	November 2, 2005	311,365

Murray B. Todd(1)(2)(7) Calgary, Alberta	President of Canada Hibernia Holding Company (an oil and gas production company)	November 2, 2005	5,916

Name and Municipality of Residence	Principal Occupation	Director Since	Number of Trust Units Beneficially Owned, Controlled or Directed(9)

Raymond G. Smith(2)(4)(6) Calgary, Alberta	Chairman, Cork Exploration Inc. since April 1, 2005; prior thereto President and Chief Executive Officer of Meridian Energy Corporation since September 2002. On January 1, 2004 Mr. Smith was appointed Chairman of Meridian Energy Corporation; prior thereto, Mr. Smith was President and Chief Executive Officer of Corsair Exploration Ltd. from July 1999 to June 2002	April 25, 2005	187,680

Garth Wiggins(1)(2) Calgary, Alberta	Mr. Wiggins is currently a Principal at Kenway, Mack Slusarchuk, Stewart Chartered Accountants. Previously he was Vice-President, Finance and Chief Financial Officer of Tri Link Resources Ltd. from 1980 to 1993 and a partner of Farvolden, Wiggins, Balderston Chartered Accountants. He has been a Director of Precision Drilling since 1997.	November 5, 2005	6,000

John H. Cuthbertson(3)(4)(6) Calgary, Alberta	Partner, Burnet, Duckworth & Palmer LLP (barristers and solicitors)	August 31, 2000	43,472

Notes:

(1)

Member of our Audit Committee. For Audit Committee Information, please see the section entitled “Audit Committee Information” in the Trust’s Annual Information Form for the year ended December 31, 2005, a copy of which will be filed on SEDAR at www.sedar.com on or before March 31, 2006.

(2)	Member of our Reserves, Safety and Environment Committee.
(3)	Member of our Compensation Committee.
(4)	Member of our Corporate Governance Committee.
(5)	The Exchangeable Shares are convertible into trust units at an exchange ratio, as at March 21, 2006 of 0.60146.
(6)

These individuals served as directors of True Energy Inc. prior to the plan of arrangement among, inter alia, True Energy Inc., TKE Energy Trust and Vero Energy Inc. which became effective November 2, 2005 (the “True Arrangement”).

(7)	These individuals served as directors of TKE Energy Inc. prior to the completion of the True Arrangement.
(8)	Of these Trust Units, 172,639 are held by Mr. & Mrs. R. S. Baay for which Mr. Paul Baay has power of attorney.
(9)	None of the proposed directors hold any Exchangeable Shares.
(10)	All of the directors will hold office until the next annual general meeting of unitholders or until their successor is duly elected or appointed, unless their office is earlier vacated.

The information as to voting securities beneficially owned, directly or indirectly, is based upon information furnished to us by the nominees as of March 9, 2006.

Appointment of Auditors

Management is soliciting proxies, in the accompanying form of proxy, in favour of the appointment of the firm of KPMG LLP, Chartered Accountants, as our auditors, to hold office until the next annual meeting of the Unitholders and to authorize the directors to fix their remuneration as such. KPMG LLP have been our auditors since our formation.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information concerning the compensation paid to our Chief Executive Officer, Chief Financial Officer, other persons who occupied such positions during the last completed financial year, and the next three most highly compensated executive officers of True (the “Named Executive Officers”):

							Long-term compensation
		Annual compensation					Awards			Payouts
Name and principal position	Fiscal year	Salary ($)	Bonus ($)		Other annual compensation ($)(10)		Securities under options/SARS granted (#)		Securities subject to resale restriction ($)	LTIP payouts ($)	All other compensation ($)
Paul R. Baay(1) President and Chief Executive Officer	2005	197,500	142,500	(4)	—		300,000	(6)	N/A	N/A	360,000	(11)
					—		100,000	(7)	N/A	N/A	NIL
	2004	155,000	90,000		28,642	(12)	400,000	(7)	N/A	N/A	NIL
	2003	140,000	35,833		23,388	(13)	100,000	(7)	N/A	N/A	NIL
Joan E. Dunne(1) Vice-President, Finance and Chief Financial Officer	2005	164,167	83,958	(4)	—		200,000	(6)	N/A	N/A	310,000	(11)
					—		100,000	(7)	N/A	N/A	NIL
	2004	134,166	45,000		—		100,000	(7)	N/A	N/A	NIL
	2003	130,000	5,000		—		50,000	(7)	N/A	N/A	NIL
Clinton T. Broughton(1) Executive Vice- President	2005	162,500	81,250	(4)	—		200,000	(6)	N/A	N/A	300,000	(11)
					—		100,000	(7)	N/A	N/A	NIL
	2004	133,333	45,000		—		75,000	(7)	N/A	N/A	NIL
	2003	130,000	20,416		—		75,000	(7)	N/A	N/A	NIL
Ian C. Ross(1) Vice-President, Land	2005	139,375	56,792	(4)	—		150,000	(6)	N/A	N/A	130,000	(11)
					—		175,000	(7)	N/A	N/A	NIL
	2004	100,000	20,000		—		25,000	(7)	N/A	N/A	NIL
	2003	95,000	5,750		—		50,000	(7)	N/A	N/A	NIL
Wayne Jessee(2) Vice-President and Chief Operating Officer	2005	180,917	31,510	(5)	—		200,000	(6)	N/A	N/A	246,262	(11)
	2004	152,000	96,000		—		180,000	(8)	N/A	N/A	79,961
	2003	145,000	53,000		—		130,000	(9)	N/A	N/A	28,457
Norman W. Holton(3) Former Chief Executive Officer	2005	227,737	42,163	(5)	—		50,000	(6)	N/A	N/A	843,828	(11)
	2004	245,625	210,000		—		230,000	(8)	N/A	N/A	183,170
	2003	185,000	115,000		—		330,000	(9)	N/A	N/A	36,123
Gordon K. Case(3) Former Vice-President, Finance and Chief Financial Officer	2005	179,300	23,867	(5)	—		Nil		N/A	N/A	301,262	(11)
	2004	185,000	117,500		—		180,000	(8)	N/A	N/A	82,762
	2003	145,000	59,500		—		223,000	(9)	N/A	N/A	28,457

Notes:

(1)	Reflects compensation paid to these individuals in their capacities as officers of True Energy Inc. both prior to and following completion of the True Arrangement.
(2)

Reflects compensation paid to this individual both in his capacity as an officer of TKE Energy Inc. as it existed prior to completion of the True Arrangement and, thereafter, as an officer of True Energy Inc.

(3)

Reflects compensation paid to these individuals in their capacities as officers of TKE Energy Inc. as it existed prior to completion of the True Arrangement. Amounts shown in the table for 2005 represent amounts actually paid to these individuals prior to their resignations as Chief Executive Officer and Vice-President, Finance and Chief Financial Officer, respectively, which became effective November 2, 2005.

(4)	Reflects bonus paid in 2005 relating to performance in the 2004 fiscal year. There were no bonuses paid to these individuals for performance in the 2005 fiscal year.
(5)	Reflects bonus paid to these individuals in their capacities as officers of TKE Energy Inc. upon completion of the True Arrangement.
(6)	Represents Incentive Rights granted in accordance with the Incentive Plan following completion of the True Arrangement. See “Trust Unit Incentive Plan”.
(7)

The securities under options granted relate to True as it existed prior to completion of the True Arrangement. In conjunction with completion of the True Arrangement effective November 2, 2005, all of the outstanding options held by these individuals were exercised.

(8)

Represents Incentive Rights granted in accordance with the Incentive Plan prior to completion of the True Arrangement. Prior to completion of the True Arrangement effective November 2, 2005, all of the outstanding

Incentive Rights held by these individuals were exercised for cash or on a cashless exercise basis based on their intrinsic value.
(9)	The securities under options granted relate to TKE Energy Inc., predecessor to the Trust.
(10)	The value of perquisites and other personal benefits do not exceed the lesser of $50,000 and 10% of the total salary and bonus of the Named Executive Officers the period, except Mr. Baay.
(11)

Reflects payments made to these individuals arising upon termination, change of control or waiver of rights in respect thereof in connection with the True Arrangement in accordance with the terms of their respective employment agreements.

(12)	Of this amount, $19,573 is for an auto lease.
(13)	Of this amount, $14,430 is for an auto lease.

Trust Unit Incentive Rights Granted During the Year Ended December 31, 2005

The following table sets forth details with respect to Incentive Rights granted under our Incentive Plan to our Named Executive Officers during 2005.

Name	Securities under Incentive Rights granted (#)	Percentage of total Incentive Rights Granted to employees in 2005 (%)	Exercise or Base Price(1) ($/Security)	Market value of securities underlying Incentive Rights on date of grant ($/security)	Expiration Date(2)
Paul R. Baay	300,000	10.6	18.25	18.25	November 16, 2010
Joan E. Dunne	200,000	7.1	18.25	18.25	November 16, 2010
Clinton T. Broughton	200,000	7.1	18.25	18.25	November 16, 2010
Ian C. Ross	150,000	5.3	18.25	18.25	November 16, 2010
Wayne Jessee	200,000	7.1	18.25	18.25	November 16, 2010
Norman W. Holton	50,000	1.8	18.25	18.25	November 16, 2010
Gordon K. Case	—	—	—	—	—

Notes:

(1)	The exercise price of the Incentive Rights is subject to adjustment in accordance with the terms of the Incentive Plan. See “Trust Unit Incentive Plan”.
(2)	The Incentive Rights vest as to one-third on the date of grant and one-third on each of the first and second anniversaries of the date of grant.

Trust Unit Incentive Right Exercises During the Year Ended December 31, 2005 and Financial Year-End Values

Name	Securities acquired on exercise (#)		Aggregate Value Realized ($)	Unexercised SARS at Year End (#) Exercisable / Unexercisable	Value of Unexercised in the Money SARS at Year End(3) ($) Exercisable / Unexercisable
Paul R. Baay	Nil		Nil	100,000 / 200,000	286,000 / 572,000
Joan E. Dunne	Nil		Nil	66,666 / 133,334	190,665 / 381,335
Clinton T. Broughton	Nil		Nil	66,666 / 133,334	190,665 / 381,335
Ian C. Ross	Nil		Nil	50,000 / 100,000	143,000 / 286,000
Wayne Jessee	120,000	(1)	163,528	66,666 / 133,334	190,665 / 381,335
	60,000	(2)	81,764
Norman W. Holton	100,000	(1)	136,273	16,666 / 33,334	47,665 / 95,335
	130,000	(2)	177,155
Gordon K. Case	90,000	(1)	122,646	Nil	Nil
	90,000	(2)	122,646

Notes:

(1)           Represents trust units acquired upon exercise of Incentive Rights upon payment of the exercise price thereof prior to completion of the True Arrangement.

(2)           Represents trust units acquired upon exercise of Incentive Rights on a cashless exercise basis based on the intrinsic value thereof prior to completion of the True Arrangement.

(3)           Based on the closing price of the Trust Units on December 30, 2005 of $20.80, less $17.94 being the exercise price of the Incentive Rights as at December 31, 2005.

Options Granted During the Year Ended December 31, 2005

The following table sets forth details with respect to options of True granted to the Named Executive Officers during 2005. True’s stock option plan was discontinued upon completion of the True Arrangement which became effective November 2, 2005.

Name	Securities under options granted (#)	Percentage of total options granted to employees in 2005 (%)	Exercise or Base Price ($/Security)	Market value of securities underlying options on date of grant ($/security)	Expiration Date(1)
Paul R. Baay	100,000	7.2	3.91	3.91	N/A
Joan E. Dunne	100,000	7.2	3.91	3.91	N/A
Clinton T. Broughton	100,000	7.2	3.91	3.91	N/A
Ian C. Ross	75,000	5.4	3.50	3.50	N/A
	100,000	7.2	3.91	3.91	N/A
Wayne Jessee	Nil	Nil	N/A	N/A	N/A
Norman W. Holton	Nil	Nil	N/A	N/A	N/A
Gordon K. Case	Nil	Nil	N/A	N/A	N/A

Notes:

(1)           All outstanding options of True were exercised prior to completion of the True Arrangement which became effective on November 2, 2005.

Aggregated Option Exercises During the Year Ended December 31, 2005 and Year End Option Values

The following table sets forth, with respect to the Named Executive Officers, the number of options exercised and the aggregate value realized during 2005. All outstanding options of True were exercised prior to completion of the True Arrangement effective November 2, 2005.

Name	Securities acquired on exercise(1) (#)	Aggregate Value Realized ($)	Unexercised Stock Options at Year End (#) Exercisable / Unexercisable	Value of Unexercised in the Money Stock Options at Year End ($) Exercisable / Unexercisable
Paul R. Baay	850,000	3,129,500	Nil / Nil	Nil / Nil
Joan E. Dunne	450,000	1,620,250	Nil / Nil	Nil / Nil
Clinton T. Broughton	325,000	1,087,000	Nil / Nil	Nil / Nil
Ian C. Ross	300,000	812,350	Nil / Nil	Nil / Nil
Wayne Jessee	Nil	Nil	Nil / Nil	Nil / Nil
Norman W. Holton	Nil	Nil	Nil / Nil	Nil / Nil
Gordon K. Case	Nil	Nil	Nil / Nil	Nil / Nil

Note:

(1)           Represents common shares of True issued on exercise of options of True prior to completion of the True Arrangement.

Securities Authorized for Issuance under Equity Compensation Plans

The following sets forth information in respect of securities authorized for issuance under all of our equity compensation plans as at December 31, 2005.

Plan Category	Number of securities to be issued upon exercise of outstanding rights (a)	Weighted-average exercise price of outstanding rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1) (c)
Trust units under Trust Unit Incentive Plan approved by unitholders	3,159,000	$17.94	504,108
Equity compensation plans not approved by unitholders	—	—	—
Total	3,159,000	$17.94	504,108

Note:

(1)           Represents the maximum number of Trust Units issuable under the Incentive Plan based upon the number of Trust Units and Exchangeable Shares outstanding as at December 31, 2005. See “Trust Unit Incentive Plan”.

Trust Unit Incentive Plan

The Trust has adopted a trust unit incentive plan (the “Incentive Plan”) pursuant to which non-transferable rights (“Incentive Rights”) to acquire Trust Units may be granted to our directors, officers, employees, consultants and other service providers (collectively, “True Service Providers”).

The primary purposes of the Incentive Plan are: (i) to retain and attract qualified True Service Providers; (ii) to promote a proprietary interest in the Trust by such Trust Service Providers to encourage such individuals to remain in the employ of the Trust and its affiliates and to put forth maximum efforts for the success of the business of the Trust; and (iii) to focus management of the Trust and its affiliates on operating and financial performance and total long-term Unitholder return.

The total number of Trust Units reserved for issuance pursuant to the Incentive Rights granted and outstanding under the Incentive Plan at any time shall not exceed a number of Trust Units equal to 10% of the aggregate number of issued and outstanding Trust Units, including the number of Trust Units which may be issued on the exchange of outstanding Exchangeable Shares. In addition, (i) the aggregate number of Incentive Rights granted to any one True Service Provider shall not exceed 5% of the issued and outstanding Trust Units at the date of grant, (ii) the aggregate number of Trust Units which may be reserved for issuance to insiders under the Incentive Plan shall not exceed 10% of the issued and outstanding Trust Units at the date of grant and, (iii) during any one year period, the Trust shall not grant to such insiders a number of Trust Units exceeding 10% of outstanding Trust Units, or to any one insider and such insider’s associates, a number of Trust Units exceeding 5% of the outstanding Trust Units.

The grant price per Incentive Right (the “Grant Price”) is equal to the closing price of the Trust Units on the trading day immediately preceding the date of grant. Under the terms of the Incentive Plan, the exercise price of each Incentive Right is initially on the date of grant equal to the Grant Price and is thereafter based upon a formula which provides that the exercise price of each Incentive Right is reduced by any decreases in the daily closing price on the Toronto Stock Exchange (the “TSX”) of the Trust Units that is in excess of a 2.5% return on the Trust’s consolidated net fixed assets at the end of the immediately preceeding calendar quarter (the “Hurdle Rate”); provided, however, that such decrease in the exercise price will not exceed the amount by which the Trust Unit distributions exceed the Hurdle Rate. In no case may the exercise price be less than $0.001 per Trust Unit and a participant may elect to have the exercise price equal the Grant Price.

Incentive Rights are not transferable or assignable except in accordance with the Incentive Plan and the holding of Incentive Rights shall not entitle the holder to any rights as a Unitholder.

In the event of a change of control of the Trust (as defined in the Incentive Plan), the vesting provisions attaching to the Incentive Rights are accelerated so that all unexercised Incentive Rights may be exercised upon the effective date of a change of control of the Trust. The Incentive Plan also provides for (i) immediate termination of all Incentive Rights which have not been exercised upon termination of a True Service Provider for cause or upon the voluntary resignation by the True Service Provider, (ii) termination of all unvested Incentive Rights upon termination of a Service Provider for any other reason, other than death, and termination of all vested Incentive Rights at the earlier of 60 days from the date of cessation as a True Service Provider or the end of the applicable exercise period, and (iii) in the case of death, the True Service Provider is entitled to exercise those Incentive Rights which such person was entitled to exercise on the date of the death within the earlier of six months from the date of death of the end of the exercise period.

The total number of Incentive Rights granted to Trust Service Providers from November 2, 2005, being the date of completion of the True Arrangement, to December 31, 2005 was 3,159,000.

The policies of the TSX require that the Trust Incentive Plan be approved every three years by Unitholders.

Directors’ Compensation

Directors of True (excluding Mr. W.C. (Mickey) Dunn and Mr. Paul R. Baay) were entitled to paid compensation based on an annual fee of $20,000 (pro-rated by month), $500 per conference call and $1,000 for every committee and board meeting attended in person for acting as directors of True during the financial year ended December 31, 2005. Directors were also reimbursed for out-of- pocket expenses incurred in carrying out their duties as directors. During the last completed fiscal year, such directors were entitled to receive aggregate fees of $184,433 for acting in such capacities. Mr. W.C. (Mickey) Dunn was entitled to receive an aggregate sum of $75,000 in the last completed financial year of True as remuneration for his acting as Chairman of True. Directors also participated in True’s option plan prior to completion of the True Arrangement and, thereafter, are also entitled to participate in the Incentive Plan. Each of the Trust’s non-management directors were granted 50,000 Incentive Rights following completion of the True Arrangement. See “Trust Unit Incentive Plan”.

Employment Agreements

As at December 31, 2005 True had employment agreements (the “Employment Agreements”) with Messrs. Baay, Broughton, Ross, Jessee and Ms. Dunne, which provided that the Employment Agreements may be terminated by the Corporation upon payment of a severance amount, in lieu of notice, in an amount equal to two times (or in the case of Mr. Ross, equal to) the executive’s then current annual salary.

Pursuant to the Employment Agreements, the salary paid to each executive is subject to an annual salary review. Each executive is entitled to participate in and receive rights and benefits under the Incentive Plan and the executive is also entitled to participate in the executive bonus plan.

The Employment Agreements provide that during the three months following a change of control (as such term is defined in the Employment Agreements), the executive may elect to terminate the Employment Agreement and their employment, and upon doing so, the executive shall be entitled to receive a severance payment equal to two times (or in the case of Mr. Ross, equal to) the executive’s then current annual salary.

In conjunction with completion of the True Arrangement effective November 2, 2005 the Named Executive Officers received certain payments in connection with the change of control or waiver of rights in respect thereof. See “Summary Compensation Table”.

Composition and the Role of the Compensation Committee

The board of directors of True has established a Compensation Committee currently comprised of Messrs. Dunn (Chairman), Holton and Cuthbertson. None of these persons are officers of True other than Mr. Dunn who is the

Chairman of the Board, and a majority are “independent” for purposes of National Policy 58-201 – Corporate Governance Guidelines.

The Compensation Committee meets from time to time during the year for the purpose of, among other things, reviewing our overall compensation policy. The Compensation Committee makes specific recommendations to the board of directors in respect of compensation issues relating to executive officer compensation, bonus payments, trust unit incentive plan allocations and directors’ compensation. The board of directors reviews all recommendations of the Compensation Committee relating to compensation matters before final approval.

Report of Compensation Committee

TO: The Unitholders of True Energy Trust

Executive and Employee Compensation Strategy

Prior to completion of the True Arrangement, the Trust’s compensation program in respect of employee compensation, including executive officer compensation, was comprised of three elements:  base salary, short term incentive compensation (being cash bonuses) and long term incentive compensation (being trust unit incentive rights).

Prior to completion of the True Arrangement, the basis for setting base salaries, bonuses and the grant of incentive rights (“Incentive Rights”) was as described in the previous Report of the Compensation Committee of the Trust which was set forth in the Information Circular – Proxy Statement of TKE Energy Trust which was provided in connection with the Trust’s annual and general meeting held on June 1, 2005. In conjunction with completion of the True Arrangement, all outstanding Incentive Rights of the Trust were accelerated in connection therewith and were either exercised on a cash basis or on an intrinsic value basis. Former executive officers of the Trust also received cash bonuses and certain termination payments upon completion of the True Arrangement.

Upon completion of the True Arrangement effective November 2, 2005 the board of directors of True Energy Inc. was changed and our Compensation Committee was reconstituted with the representatives noted above.

Our compensation policies are currently founded on the principal that executive and employee compensation should be consistent with Unitholders’ interests and therefore the compensation strategy is significantly weighted towards a unit ownership compensation strategy. The objectives of the program are to attract and retain a high quality management and employee team and to motivate performance by tying a significant portion of the compensation to enhancement in unit value and to encourage all employees to become significant Unitholders. Upon completion of the True Arrangement, base salaries were established by the Compensation Committee at rates estimated to be slightly above the median currently paid by our industry peers. In assessing comparability, we relied upon salary and other remuneration data provided by industry surveys and public information available to the Compensation Committee with respect to total revenue, production and the number of employees of various other organizations relative to ours. Consideration was given to the time period evaluated in industry surveys and public data and to the business climate applicable at the time with respect to industry demand for experienced personnel. We do not have a pension plan or other form of formal retirement compensation. Our compensation plan consists of the following items:

•              base salary

•              long term incentive compensation – trust unit incentive plan

•              short term incentive compensation – cash bonuses

The compensation of all our employees, including executive officers, is consistent with the above policies. A description of the criteria used in each element of compensation is set forth below. Compensation is weighted more heavily towards long term incentive compensation by way of the grant of incentive rights under our trust unit incentive plan (the “Incentive Plan”) in order to align the interests of our executive officers and employees with the performance of the Trust and the interests of our Unitholders.

Base Salaries

Base salary ranges for executive officers are determined upon review of comparative data compiled by both industry surveys and by the Corporation for trusts within the oil and gas industry considered to be comparable to ourselves. Base salaries paid to senior officers of True, including the Chief Executive Officer, are comparable to the salaries for similar positions within our peer group. The total compensation package for executive officers, including salaries, is reviewed annually.

Trust Unit Incentive Plan

Rights are granted under our Incentive Plan to directors, officers, employees and other service providers upon commencement of service. Additional grants may be made periodically to recognize exemplary performance or the special contribution of eligible participants. The purpose of the Incentive Plan is to provide an effective long-term incentive for the eligible service providers to the Trust and to align the interests of these service providers to those of the Trust and its Unitholders. Subject to the terms and conditions of the Incentive Plan, the board of directors, at the recommendation of the Compensation Committee, determines, in its sole discretion, the number of Incentive Rights to be granted under the Incentive Plan to eligible service providers and the terms of vesting of such Incentive Rights, based upon such criteria as the board determines appropriate which may include, but are not limited to, one or more of the following: (i) compensation data for comparable benchmark positions among the peer comparison group of the Trust; (ii) the duties, responsibilities, position and seniority of the grantee; (iii) performance measures of the Trust compared with similar performance measures of members of the peer comparison group of the Trust; (iv) individual contributions or potential contributions of the grantee to the success of the Trust; (v) any cash bonus payments paid or to be paid to the grantee in respect of his or her individual contributions and potential contributions to the success of the Trust; and (vi) the number of Incentive Rights held by a proposed grantee.

Bonuses

There is no formal bonus plan established at the present time. However, our general policy is that bonuses for our executive officers and employees may be awarded based on corporate targets being achieved or surpassed and/or for exemplary contributions made by individuals. Bonuses will be paid at the discretion of our board of directors upon recommendation of the Compensation Committee. As there is no formal bonus plan, there are also no established pre-determined quantitative performance criteria related to the payment of bonuses.

Summary

The Compensation Committee believes that long-term unitholder value is enhanced by compensation based upon corporate performance achievements. Through the plans described above, a significant portion of the compensation for all employees, including executive officers, is based on the trust’s performance, as well as industry-competitive pay practices. The Compensation Committee and the board of directors will continue to review compensation policies to ensure that they are competitive within the oil and natural gas industry and consistent with our performance.

The foregoing report is respectively submitted to unitholders by the Compensation Committee:

W.C. (Mickey) Dunn (Chairman)

Norman W. Holton

John H. Cuthbertson

Indebtedness of Directors and Officers

None of our or our subsidiaries’ directors, executive officers, employees or any of our, or our subsidiaries’ former directors, executive officers or employees or any associates of any such directors or officers, is, or has been at any time since the beginning of the most recently completed financial year of True Energy, indebted to either the Trust or any of its subsidiaries, including True Energy, in respect of any indebtedness that is still outstanding, nor is, or at any time since the beginning of the most recently completed financial year has, any indebtedness of any such person been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Trust or any of its subsidiaries.

Performance Graph

The following graph illustrates the change in our cumulative unitholder return, assuming an initial investment of $100 in trust units of True Energy Trust (formerly TKE Energy Trust) since its formation, compared to the S&P/TSX Composite Index, the S&P TSX Composite Index Energy (Sector) and the S&P/TSX Capped Energy Trust Index, with all dividends and distributions reinvested.

	2004/11/05	2004/12/31	2005/12/31
True Energy Trust (1)	100	96	104
S&P/TSX Composite Index (2)	100	105	130
S&P/TSX Composite Index (Energy)(3)	100	107	175
S&P/TSX Capped Energy Trust Index (4)	100	109	162

Notes:

(1)	Reflects Unitholder return from the date of formation of the Trust in November of 2004 and reflects the consolidation of the Trust Units on a one for two basis which became effective November 2, 2005.
(2)	The S&P/TSX Composite Index was previously called the TSE 300 Index.
(3)	The S&P/TSX Composite Index Energy (Sector) was previously called the TSX Oil and Gas Producers Index.
(4)	The S&P/TSX Capped Energy Trust Index was previously called the S&P/TSX Canadian Energy Trust Index.

CORPORATE GOVERNANCE DISCLOSURE

National Instrument 58-101 entitled “Disclosure of Corporate Governance Practices” (“NI 58-101”) requires that if management of an issuer solicits proxies from its securityholders for the purpose of electing directors that certain prescribed disclosure respecting corporate governance matters be included in its management information circular. The TSX also requires listed companies to provide, on an annual basis, the corporate governance disclosure which is prescribed by NI 58-101.

The prescribed corporate governance disclosure for the Trust is that contained in Form 58-101F1 which is attached to NI 58-101 (“Form 58-101F1 Disclosure”).

Set out below is a description of the Trust’s current corporate governance practices, relative to the Form 58-101F1 Disclosure. The Audit Committee Information required by NI 52-110 can be found in the Trust’s Annual Information Form for the year ending December 31, 2005.

1.             Board of Directors

(a)                           Disclose the identity of directors who are independent.

The following four directors of the Corporation are independent (for purposes of NI 58-101):

W.C. (Mickey) Dunn

John H. Cuthbertson

Murray B. Todd

Garth Wiggins

(b)           Disclose the identity of directors who are not independent, and describe the basis for that determination.

Paul R. Baay is not independent as he is the President and Chief Executive Officer of the Corporation.

Norman W. Holton is not independent as he was previously the President and Chief Executive Officer of TKE Energy Inc., which amalgamated with True Energy Inc. to form the Corporation.

Raymond G. Smith is not independent as he was previously the President and Chief Executive Officer of Meridian Energy Corp., prior to its acquisition by True Energy Inc.

(c)           Disclose whether or not a majority of directors are independent. If a majority of directors are not independent, describe what the board of directors (the board) does to facilitate its exercise of independent judgement in carrying out its responsibilities.

A majority of the directors of the Corporation (four of the seven) are independent.

(d)           If a director is presently a director of any other issuer that is a reporting issuer (or the equivalent) in a jurisdiction or a foreign jurisdiction, identify both the director and the other issuer.

The following directors are presently directors of other issuers that are reporting issuers (or the equivalent):

Name of Director	Name of Other Reporting Issuers

Paul R. Baay	Vero Energy Inc.

John H. Cuthbertson	None

W.C. (Mickey) Dunn	RentCash Inc

Vero Energy Inc.

Precision Drilling Trust

Norman H. Holton	Tusk Energy Corporation

Loon Energy Inc.

Raymond G. Smith	Madalena Ventures Inc.

Cruiser Oil & Gas Ltd.

Rolling Thunder Exploration Ltd.

Murray B. Todd	Grey Wolf Exploration

Garth Wiggins	Precision Drilling Trust

(e)           Disclose whether or not the independent directors hold regularly scheduled meetings at which non-independent directors and members of management are not in attendance. If the independent directors hold such meetings, disclose the number of meetings held since the beginning of the issuer’s most recently completed financial year. If the independent directors do not hold such meetings, describe what the board does to facilitate open and candid discussion among its independent directors.

At the end of or during each meeting of the Board, the independent directors are given the opportunity to meet in camera and without the members of management of the Corporation and the non-independent directors of the Corporation who are present at such meeting. This has occurred for each meeting of the Board since completion of the True Arrangement on November 2, 2005. In addition, other meetings of the independent directors may be held from time to time if required.

(f)            Disclose whether or not the chair of the board is an independent director. If the board has a chair or lead director who is an independent director, disclose the identity of the independent chair or lead director, and describe his or her role and responsibilities. If the board has neither a chair that is independent nor a lead director that is independent, describe what the board does to provide leadership for its independent directors.

The Chairman of the Board is W.C. (Mickey) Dunn, who is an independent member of the Board. The Chairman presides at all meetings of the Board and, unless otherwise determined, at all meetings of shareholders and to enforce the rules of order in connection with such meetings. The Chairman is to provide overall leadership to the Board without limiting the principle of collective responsibility and the ability of the Board to function as a unit. The Chairman is to endeavour to fulfill his Board responsibilities in a manner that will ensure that the Board is able to function independently of management and is to consider, and allow for, when appropriate, a meeting of independent directors, so that Board meetings can take place without management being present. The Chairman is also to endeavour to ensure that reasonable procedures are in place to allow directors to engage outside advisors at the expense of the Corporation in appropriate circumstances.

(g)           Disclose the attendance record of each directors for all board meetings held since the beginning of the issuer’s most recently completed financial year.

All members of the Board have attended all meetings of the Board that have been held since the commencement of operations of the Trust, with the exception of Murray Todd who was unable to attend one meeting of the Board in March, 2006.

2.             Board Mandate – Disclose the text of the board’s written mandate. If the board does not have a written mandate, describe how the board delineates its role and responsibilities.

The mandate of the board is attached to this Information Circular as Appendix A.

3.             Position Descriptions

(a)                            Disclose whether or not the board has developed written position descriptions for the chair and the chair of each board committee. If the board has not developed written position descriptions for the chair and/or the chair of each board committee, briefly describe how the board delineates the role and responsibilities of each such position.

The Board of Directors has developed written position descriptions for the Chairman of the Board as well as the Chairman of each of the committees of the Board.

(b)           Disclose whether or not the board and CEO have developed a written position description for the CEO. If the board and CEO have not developed such a position description, briefly describe how the board delineates the role and responsibilities of the CEO.

The Board, with the input of the Chief Executive Officer of the Corporation, has developed a written position description for the Chief Executive Officer.

4.             Orientation and Continuing Education

(a)           Briefly describe what measures the board takes to orient new directors regarding (i) the role of the board, its committees and its directors, and (ii) the nature and operation of the issuer’s business.

While the Corporation does not currently have a formal orientation and education program for new recruits to the Board, the Corporation has historically provided such orientation and education on an informal basis. As new directors have joined the Board, management has provided these individuals with corporate policies, historical information about the Corporation, as well as information on the Corporation’s performance and its strategic plan with an outline of the general duties and responsibilities entailed in carrying out their duties. The Board believes that these procedures have proved to be a practical and effective approach in light of the Corporation’s particular circumstances, including the size of the Corporation, limited turnover of the directors and the experience and expertise of the members of the Board.

(b)           Briefly describe what measures, if any, the board takes to provide continuing education for its directors. If the board does not provide continuing education, describe how the board ensures that its directors maintain the skill and knowledge necessary to meet their obligations as directors.

No formal continuing education program currently exists for the directors of the Corporation; however, the Corporation encourages directors to attend, enrol or participate in courses and/or seminars dealing with financial literacy, corporate governance and related matters and has agreed to pay the cost of such courses and seminars. Each director of the Corporation has the responsibility for ensuring that he maintains the skill and knowledge necessary to meet his obligations as a director.

5.             Ethical Business Conduct

(a)           Disclose whether or not the board has adopted a written code for the directors, officers and employees. If the board has adopted a written code:

The Corporation has adopted a Code of Business Conduct and Ethics for directors, officers and employees (the “Code”).

(i)            disclose how a person or company may obtain a copy of the code;

A copy of the Code may be obtained from the Vice-President, Finance and Chief Financial Officer of the Corporation at (403) 264-8670 or joan.dunne@trueenergy.ab.ca and is also available on SEDAR at www.sedar.com.

(ii)           describe how the board monitors compliance with its code, or if the board does not monitor compliance, explain whether and how the board satisfies itself regarding compliance with its code; and

All employees and consultants will be provided with a copy of the Code on commencement of service and are required to confirm in writing that they have read and understand the Code and acknowledge his or her agreement to abide by the Code. Annual reminders that compliance with the Code is required will also be provided.

(iii)         provide a cross-reference to any material change report filed since the beginning of the issuer’s most recently completed financial year that pertains to any conduct of a director or executive officer that constitutes a departure from the code.

There have been no material change reports filed since the beginning of the Corporation’s most recently completed financial year that pertains to any conduct of a director or executive officer that constitutes a departure from the Code.

(b)           Describe any steps the board takes to ensure directors exercise independent judgement in considering transactions and agreements in respect of which a director or executive officer has a material interest.

In accordance with the Business Corporations Act (Alberta), directors who are a party to, or are a director or an officer of a person which is a party to, a material contract or material transaction or a proposed material contract or proposed material transaction are required to disclose the nature and extent of their interest and not to vote on any resolution to approve the contract or transaction. In addition, in certain cases, an independent committee of the Board may be formed to deliberate on such matters in the absence of the interested party.

(c)           Describe any other steps the board takes to encourage and promote a culture of ethical business conduct.

In addition to the Code, the Board has also adopted a “Whistleblower Policy” wherein employees of the Corporation are provided with the mechanics by which they may raise concerns in a confidential, anonymous process. Individual directors also attend the Corporation’s offices periodically and appear at various corporate functions where they are accessible to employees who may wish to raise concerns.

6.             Nomination of Directors

(a)           Describe the process by which the board identifies new candidates for board nomination.

The Governance Committee is responsible for recommending suitable candidates for nominees for election or appointment as director, and recommending the criteria governing the overall composition of the Board and governing the desirable characteristics for directors. In making such recommendations, the Governance Committee is to consider: (i) the competence and skills that the Board considers to be necessary for the Board, as a whole, to possess; (ii) the competence and skills that the Board considers each existing director to possess; (iii) the competencies and skills that each new nominee will bring to the boardroom; and (iv) whether or not each new nominee can devote sufficient time and resources to his or her duties as a member of the Board

The Governance Committee is also to review on a periodic basis the composition of the Board to ensure that an appropriate number of independent directors sit on the Board, and analyze the needs of the Board and recommend nominees who meet such needs.

(b)           Disclose whether or not the board has a nominating committee composed entirely of independent directors. If the board does not have a nominating committee composed entirely of independent directors, describe what steps the board takes to encourage an objective nomination process.

The Governance Committee is responsible for nominating directors. One of the two members thereof, John H. Cuthbertson, is independent for this purpose. The other member, Raymond G. Smith, is not independent as he was the President and Chief Executive Officer of a subsidiary of the Corporation prior to its acquisition by True Energy Inc. Management does not view this as affecting the ability of the Governance Committee to act independently in respect of the nomination for directors.

(c)           If the board has nominating committee, describe the responsibilities, powers and operation of the nominating committee.

See item 6(a).

7.             Compensation

(a)           Describe the process by which the board determines the compensation for the issuer’s directors and officers.

Compensation of Directors

In the case of director compensation, management makes a recommendation to the Compensation Committee based upon comparative data for a peer group of oil and gas issuers, such recommendation is reviewed by the Compensation Committee and a recommendation is made by the Compensation Committee to the Board for approval.

Compensation of Officers

Base salary ranges for executive officers are determined upon review of salary and other remuneration data provided by industry surveys and public information available to the Compensation Committee with respect to total revenue, production and the number of employees of various other organizations relative to ours. Recommendations for compensation are made by senior management of the Corporation to the Compensation Committee and recommended by the Compensation Committee for approval by the Board. Compensation of the President and Chief Executive Officer is determined by the Compensation Committee and recommended to the Board for approval. See “Executive Compensation – Report of Compensation Committee”.

(b)           Disclose whether or not the board has a compensation committee composed entirely of independent directors. If the board does not have a compensation committee composed entirely of independent directors, describe what steps the board takes to ensure an objective process for determining such compensation.

Two of the three members of the Compensation Committee are independent for such purpose. Norman W. Holton is not independent as he was the President and Chief Executive Officer of TKE Energy Inc., prior to its amalgamation with True Energy Inc. to form the Corporation. The Compensation Committee does not view this as affecting the ability of the Compensation Committee to act independently in respect of compensation matters.

(c)           If the board has a compensation committee, describe the responsibilities, powers and operation of the compensation committee.

The Compensation Committee’s responsibility is to formulate and make recommendations to the Board in respect of compensation issues relating to directors and officers of the Corporation. Without limiting the generality of the foregoing, the Compensation Committee has the following duties:

(i)            to review the compensation philosophy and remuneration policy for employees of the Corporation and to recommend to the Board changes to improve the Corporation’s ability to recruit, retain and motivate employees;

(ii)           to review and recommend to the Board the retainer and fees to be paid to members of the Board;

(iii)          to review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer (“CEO”), evaluate the CEO’s performance in light of those corporate goals and objectives, and determine (or make recommendations to the Board with respect to) the CEO’s compensation level based on such evaluation;

(iv)          to recommend to the Board with respect to non-CEO officer and director compensation including to review management’s recommendations for proposed incentive right, unit purchase plans and other incentive-compensation plans and equity-based plans for non-CEO officer and director compensation and make recommendations in respect thereof to the Board;

(v)           to administer the trust unit incentive plan approved by the Board in accordance with its terms including the recommendation to the Board of the grant of incentive rights in accordance with the terms thereof;

(vi)          to determine and recommend for approval of the Board bonuses to be paid to officers and employees of the Corporation and to establish targets or criteria for the payment of such bonuses, if appropriate; and

(vii)         to prepare and submit a report of the Committee for inclusion of annual disclosure required by applicable securities laws to be made by the Trust including the Compensation Committee Report required to be included in the information circular – proxy statement of the Trust and review other executive compensation disclosure before the Trust publicly discloses such information.

The Compensation Committee is required to be comprised of at least three directors, or such greater number as the Board may determine from time to time. A majority of the members of the Compensation Committee are required to be independent, as such term is defined for this purpose under applicable securities requirements. Pursuant to the mandate and terms of reference of the

Compensation Committee, meetings of the Committee are to take place at least one time per year and at such other times as the Chair of the Compensation Committee may determine.

(d)           If a compensation consultant or advisor has, at any time since the beginning of the issuer’s most recently completed financial year, been retained to assist in determining compensation for any of the issuer’s directors and officers, disclose the identity of the consultant or advisor and briefly summarize the mandate for which they have been retained. If the consultant or advisor has been retained to perform any other work for the issuer, state that fact and briefly describe the nature of the work.

A compensation consultant or advisor has not been formally retained by the Corporation in relation to compensation matters.

8.             Other Board Committees – If the board has standing committees other than the audit, compensation and nominating committees, identify the committees and describe their function.

Other than the audit and compensation committees, the Corporation has established a Reserves, Safety and Environmental Committee and the Governance Committee (which also serves as the nominating committee).

The Governance Committee also acts as the nominating committee of the Corporation and carries out the functions with respect thereto as described under Item 6(a). In addition, the Governance Committee is responsible for developing the approach of the Corporation in matters concerning corporate governance including:

(i)            annually reviewing the mandates of the Board and its committees and recommend to the Board such amendments to those mandates as the Committee believes are necessary or desirable;

(ii)           considering and, if thought fit, approving requests from directors or committees of directors of the engagement of special advisors from time to time;

(iii)          preparing and recommending to the Board annually a statement of corporate governance practices to be included in the Corporation’s annual report or information circular as required by the Toronto Stock Exchange or such other exchange(s) on which the securities of the Trust are listed and any other regulatory authority;

(iv)          making recommendations to the Board as to which directors should be classified as “independent directors”, “related” directors or “unrelated” directors pursuant to any such report or circular;

(v)           reviewing on a periodic basis the composition of the Board and ensuring that an appropriate number of independent directors sit on the Board, analyzing the needs of the Board and recommending nominees who meet such needs;

(vi)          to act as a forum for concerns of individual directors in respect of matters that are not readily or easily discussed in a full Board meeting, including the performance of management or individual members of management or the performance of the Board or individual members of the Board;

(vii)         developing and recommending to the Board for approval and periodically review structures and procedures designed to ensure that the Board can function effectively and independently of management;

(viii)        making recommendations to the Board regarding appointments of corporate officers and senior management;

(ix)           reviewing and considering the engagement at the expense of the Corporation of professional and other advisors by any individual director when so requested by any such director;

(x)            establishing, reviewing and updating periodically a code of business conduct and ethics and ensure that management has established a system to monitor compliance with the code; and

(xi)           reviewing management’s monitoring of the Corporation’s compliance with such code.

The Reserves, Safety and Environmental Committee is responsible for various matters relating to reserves of the Corporation that may be delegated to the Reserves Committee pursuant to National Instrument 51-101 (Standards of Disclosure for Oil and Gas Activities) (“NI 51-101”) and matters relating to safety and environmental matters, including:

(i)            reviewing the Trust’s procedures relating to the disclosure of information with respect to oil and gas activities including reviewing its procedures for complying with its disclosure requirements and restrictions set forth under applicable securities requirements;

(ii)           reviewing the Trust’s procedures for providing information to the independent evaluator;

(iii)          meeting, as considered necessary, with management and the independent evaluator to determine whether any restrictions placed by management affect the ability of the evaluator to report without reservation on the Reserves Data (as defined in NI 51-101) (the “Reserves Data”) and to review the Reserves Data and the report of the independent evaluator thereon (if such report is provided);

(iv)          reviewing the appointment of the independent evaluator and, in the case of any proposed change to such independent evaluator, determining the reason therefor and whether there have been any disputes with management;

(v)           providing a recommendation to the Board as to whether to approve the content or filing of the statement of the Reserves Data and other information that may be prescribed by applicable securities requirements including any reports of the independent engineer and of management in connection therewith;

(vi)          reviewing the Corporation’s procedures for reporting other information associated with oil and gas producing activities; and

(vii)         generally reviewing all matters relating to the preparation and public disclosure of estimates of the Corporation’s reserves.

(viii)        reviewing and making recommendations concerning the Corporation’s maintenance of safety and environmental policies, procedures and practices in the conduct of its operations;

(ix)           reviewing and making recommendations with respect to such procedures and practices as they relate to documenting and reporting environmental and safety regulatory approvals, compliance and incidents;

(x)            reviewing and making recommendations concerning environment and safety emergency response planning procedures;

(xi)           reviewing management’s periodic status and assessment reports, not less than annually, concerning the Corporation’s compliance with its corporate policies and regulatory standards for safety and environmental practices; and

(xii)          engaging, or causing to be engaged, the services of qualified experts to address issues of significance in relation to safety and environmental matters.

9.             Assessments – Disclose whether or not the board, its committees and individual directors are regularly assessed with respect to their effectiveness and contribution. If assessments are regularly conducted, describe the process used for the assessments. If assessments are not regularly conducted, describe how the board satisfies itself that the board, its committees, and its individual directors are performing effectively.

As the Board of the Corporation was reconstituted following completion of the True Arrangement on November 2, 2005, it has not conducted, to date, any assessments of the current Board, committees or individual directors. The Governance Committee is responsible by its terms of reference to evaluate the effectiveness of the Board, committees and individual directors and will therefore be considering this matter in the future.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

There were no material interests, direct or indirect, of our directors or executive officers, or any person who beneficially owns, directly or indirectly, or exercises control or direction over, more than 10% of the voting rights attached to all our outstanding voting rights, or any other Informed Person (as defined in National Instrument 51-102) or any known associate or affiliate of such persons, in any transaction since January 1, 2005, or in any proposed transaction, which has materially affected or would materially affect us or any of our subsidiaries, other than as follows:

Certain directors and executive officers, or former directors or executive officers, of True Energy Inc. received certain consideration in connection with the True Arrangement completed effective November 2, 2005. Please see “Interests of Certain Persons or Companies in the Matters to be Acted Upon” contained in the Information Circular– Proxy Statement of True Energy dated September 30, 2005 provided to shareholders of True Energy in connection with the True Arrangement, which section is hereby incorporated by reference.

In connection with the True Arrangement completed effective November 2, 2005, all outstanding Incentive Rights held by certain former directors and executive officers of TKE Energy Inc. were accelerated in connection with the completion of the True Arrangement and were exercised either for cash or on an intrinsic value basis prior to completion of the True Arrangement. Certain former executive officers of TKE Energy Inc. also received certain termination payments in accordance with the terms of their employment agreements with TKE Energy Inc.

Certain executive officers, directors and former executive officers and directors of True Energy participated in the initial private placement of Vero Energy Inc. (“Vero”), the junior exploration and development company which was formed in conjunction with the True Arrangement. These executive officers, directors and former executive officers and former directors of True Energy subscribed for an aggregate of 1,846,845 common shares of Vero at a price of $2.22 per share.

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON

Our management is not aware of any material interest of any director or executive officer or anyone who has held office as such since the beginning of our last financial year or of any associate or affiliate of any of the foregoing in any matter to be acted on at the Meeting, except as is disclosed herein.

ADDITIONAL INFORMATION

Additional information relating to the Trust is available on SEDAR at www.sedar.com. Financial information in respect of the Trust and its affairs is provided in the Trust’s annual audited financial statements for the period ended December 31, 2005 and related management’s discussion and analysis. Copies of the Trust’s financial statements and related management’s discussion and analysis are available upon request from our Chief Financial Officer at 2300, 530 - 8th Avenue S.W., Calgary, Alberta, T2P 3S8, Attention: Joan E. Dunne (phone) (403) 266-8670 or joan.dunne@trueenergy.ab.ca

OTHER MATTERS

Our management knows of no amendment, variation or other matter to come before the Meeting other than the matters referred to in the notice of annual and general meeting. However, if any other matter properly comes before the Meeting, the accompanying proxy will be voted on such matter in accordance with the best judgment of the person voting the proxy.

APPROVAL

The contents and the sending of this information circular proxy statement have been approved by our directors.

Dated: March 21, 2006

Appendix A

TRUE ENERGY TRUST

MANDATE OF THE BOARD OF DIRECTORS

GENERAL

The Board of Directors (the “Board”) of True Energy Inc. (the “Corporation”) is responsible for the stewardship of the Corporation, the other subsidiaries of True Energy Trust (the “Trust”) including partnerships and trusts controlled, directly or indirectly, by the Trust to the extent delegated to the Corporation under the Trust Indenture (collectively, “True”). In discharging its responsibility, the Board will exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances and will act honestly and in good faith with a view to the best interests of True. In general terms, the Board will:

•      in consultation with the chief executive officer of the Corporation (the “CEO”), define the principal objectives of True;

•      supervise the management of the business and affairs of True with the goal of achieving True’s principal objectives as developed in association with the CEO;

•      discharge the duties imposed on the Board by applicable laws; and

•      for the purpose of carrying out the foregoing responsibilities, take all such actions as the Board deems necessary or appropriate.

SPECIFIC

Executive Team Responsibility

•      Appoint the CEO and senior officers, approve their compensation, and monitor the CEO’s performance against a set of mutually agreed corporate objectives directed at maximizing shareholder value.

•      In conjunction with the CEO, develop a clear mandate for the CEO, which includes a delineation of management’s responsibilities.

•      Establish processes as required that adequately provides for succession planning, including the appointing, training and monitoring of senior management.

•      Establish limits of authority delegated to management.

Operational Effectiveness and Financial Reporting

•      Annual review and adoption of a strategic planning process and approval of True’s strategic plan, which takes into account, among other things, the opportunities and risks of the business.

•      Establish or cause to be established systems to identify the principal risks to True and that the best practical procedures are in place to monitor and mitigate the risks.

•      Establish or cause to be established processes to address applicable regulatory, corporate, securities and other compliance matters.

•      Establish or cause to be established an adequate system of internal control exists.

•      Establish or cause to be established due diligence processes and appropriate controls with respect to applicable certification requirements regarding True’s financial and other disclosure.

•      Review and approve True’s financial statements and oversee True’s compliance with applicable audit, accounting and reporting requirements.

•      Approve annual operating and capital budgets.

•      Approve the distribution policy of the Trust;

•      Review and consider for approval all amendments or departures proposed by management from established strategy, capital and operating budgets.

•      Review operating and financial performance results relative to established strategy, budgets and objectives.

Integrity/Corporate Conduct

•      Establish a communications policy or policies to ensure that a system for corporate communications to all stakeholders exists, including processes for consistent, transparent, regular and timely public disclosure, and to facilitate feedback from stakeholders.

•      Approve a Business Conduct & Ethics Practice for directors, officers and employees and monitor compliance with the Practice and approve any waivers of the Practice for officers and directors.

•      To the extent feasible, satisfy itself as to the integrity of the CEO and other executive officers of the Corporation and that the CEO and other executive officers create a culture of integrity throughout True.

Board Process/Effectiveness

•      Attempt to ensure that Board materials are distributed to directors in advance of regularly scheduled meetings to allow for sufficient review of the materials prior to the meeting. Directors are expected to attend all meetings.

•      Engage in the process of determining Board member qualifications with the Corporate Governance Committee including ensuring that a majority of directors qualify as independent directors pursuant to National Instrument 58-101 Disclosure of Corporate Governance Practices (as implemented by the Canadian Securities Administrators and as amended from time to time) and that the appropriate number of independent directors are on each committee of the Board as required under applicable securities rules and requirements.

•      Approve the nomination of directors.

•      Provide a comprehensive orientation to each new director.

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•      Establish an appropriate system of corporate governance including practices to ensure the Board functions independently of management.

•      Establish appropriate practices for the regular evaluation of the effectiveness of the Board, its committees and its members.

•      Establish committees and approve their respective mandates and the limits of authority delegated to each committee.

•      Review and re-assess the adequacy of the mandate of the committees of the Board on a regular basis, but not less frequently than on an annual basis.

•      Review the adequacy and form of the directors’ compensation to ensure it realistically reflects the responsibilities and risks involved in being a director.

Each member of the Board is expected to understand the nature and operations of True’s business, and have an awareness of the political, economic and social trends prevailing in all countries or regions in which True operates, or is contemplating potential operations.

Independent directors shall meet regularly, and in no case less frequently than quarterly, without non-independent directors and management participation.

The Board may retain persons having special expertise and may obtain independent professional advice to assist it in fulfilling its responsibilities at the expense of the Trust or the Corporation, as determined by the Board.

In addition to the above, adherence to all other Board responsibilities as set forth in the Corporation’s By-Laws, applicable policies and practices and other statutory and regulatory obligations, such as issuance of securities, etc., is expected.

DELEGATION

•      The Board may delegate its duties to, and receive reports and recommendations from, any committee of the Board.

•      Subject to terms of the Disclosure, Confidentiality and Trading Policy and other policies and procedures of True, the Chairman of the Board will act as a liaison between stakeholders of True and the Board (including independent members of the Board).

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